EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is hereby made and entered into as of this 18 day of August, 2020 (the “Amendment Effective Date”), by and between General Electric Company (the “Company”), and Henry Lawrence Culp, Jr. (“Executive”).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of October 1, 2018 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement, with such amendment to be effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.             Amendments.  The Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

(a)           Section 2 of the Employment Agreement is hereby amended and restated as set forth below.

“The employment of the Executive by the Company pursuant to this Agreement shall commence on the Effective Date and, unless sooner terminated as hereinafter set forth, shall end on the Expiration Date.   For purposes of this Agreement, the “Expiration Date” will be August 17, 2024, or such later date up to and through August 17, 2025 as the parties shall mutually agree.  To the extent that the Executive’s employment with the Company continues following the Expiration Date, he will be an at-will employee of the Company and this Agreement will not govern his rights or entitlements to compensation in respect of his services rendered after the Expiration Date.  If the Executive’s employment ends following August 17, 2024, but prior to August 17, 2025, the parties expect that the Executive shall serve as a non-employee director or consultant during the period from the Expiration Date through August 17, 2025.”

(b)           The first sentence of Section 3 of the Employment Agreement is hereby amended and restated as set forth below.

“The Executive shall serve as the Chairman and Chief Executive Officer of the Company, with duties and responsibilities as the board of directors of the Company (the “Board”) may from time to time determine and assign to the Executive; provided, that the Executive may, in his sole discretion, transition to the position of Executive Chairman of the Company effective as of August 18, 2023 until the Expiration Date, and the Executive’s compensation and other entitlements provided under this Agreement shall be adjusted to reflect the Executive’s new position; and that the Executive and the Company may mutually agree to transition his position to a non-employee director or consultant role during the period following August 16, 2024 until August 17, 2025.”

(c)           Section 13(c)(i) of the Employment Agreement is hereby amended and restated in its entirety as set forth below.

“For purposes of this Agreement, “Good Reason” shall mean any one or more of the following circumstances: (A) a reduction in any of the Executive’s compensation rights under this Agreement, other than the agreed reduction in base salary, commencing April 2020; (B) the failure to nominate the Executive for reelection as a member of the Board, or the removal of him by the Company from the position of Chief Executive Officer or, as applicable, Executive Chairman; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (D) the assignment to the Executive of duties that are materially inconsistent with his position or duties or that materially impair the Executive’s ability to function as Chief Executive Officer or, as applicable, Executive Chairman of the Company and any other position in which he is then serving; (E) the relocation of the Executive’s principal office to a location that is more than 50 miles from the Company’s current headquarters; or (F) a material breach of any material provision of this Agreement by the Company.  Notwithstanding the foregoing, the Executive shall not be entitled to claim Good Reason if the Executive and the Company mutually agree to transition the Executive to the position of Executive Chairman or to a non-employee director or consultant role.”

2.          Forfeiture of Inducement Grant.  Executive hereby acknowledges and agrees that the Performance Stock Unit Grant Agreement entered into by and between Executive and the Company, dated as of December 31, 2018, and the performance stock units granted thereunder, are hereby cancelled and forfeited without consideration, effective as of the Amendment Effective Date.

3.             Effect of Amendment.  Except as set forth in this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

4.             Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions).

5.             Counterparts.  This Amendment may be executed in counterparts, each of which shall be an original.

IN WITNESS WHEREOF, this Amendment has been duly executed by and on behalf of the parties hereto as of date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Kevin Cox
Name:	Kevin Cox
Title:	Senior Vice President and Chief Human Resources Officer

EXECUTIVE

/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.